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                                                                     EXHIBIT 8.1

                              _______________, 199_





Corsair Communications, Inc.
3408 Hillview Avenue
Palo Alto, California 94304

        Re: Merger pursuant to the Agreement and Plan of Reorganization, dated April 2, 1998, as amended, by and among CORSAIR COMMUNICATIONS, INC., a Delaware corporation, ANTEATER ACQUISITION CORP., a Delaware corporation wholly owned by CORSAIR COMMUNICATIONS, INC. and SUBSCRIBER COMPUTING, INC., a Delaware corporation (the "Merger").

Gentlemen:

        This opinion is being delivered to you pursuant to Section 6.1(d) of the Agreement and Plan of Reorganization by and among CORSAIR COMMUNICATIONS, INC., a Delaware corporation ("Corsair"), ANTEATER ACQUISITION CORP., a Delaware corporation ("Sub"), and SUBSCRIBER COMPUTING, INC., a Delaware corporation ("Target"), dated as of April 2, 1998, as amended through the date hereof (the "Agreement"). Pursuant to the Agreement, Sub will merge with and into Target (the "Merger"), and Target will become a wholly-owned subsidiary of Corsair.

        Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

        We have acted as legal counsel to Corsair and Sub in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Date of the Merger) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the the Agreement (including all schedules and exhibits thereto), the Registration Statement (including all schedules and exhibits thereto), certificates provided to us by Corsair and Target, and such other instruments


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and documents related to the formation, organization and operation of Corsair,
Target and Sub or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

        In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

        1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

        2. The Merger will be consummated in accordance with the Merger Agreement (without any waiver, breach or amendment of any of the provisions thereof) and will be effective under the laws of the State of Delaware;

        3. The Merger will be reported by Corsair and Target on their respective federal income tax returns in a manner consistent with the opinion set forth below;

        4. Any statement made "to the knowledge of" or otherwise similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation has represented that such person or entity either is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement to take an action, there is in fact no plan, intent, understanding or agreement and such action will not be taken;

        5. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations;

        6. The shareholders of Target will not, on or before the Effective Date, dispose of Target capital stock in anticipation of the Merger such that the shareholders of Target will not receive and retain a meaningful continuing equity ownership in Corsair that is sufficient to satisfy the continuity of interest requirement as specified in Treas. Reg. Section1.368- 1(b) as interpreted in certain Internal Revenue Service rulings and federal judicial decisions;

        7. After the Merger, Target will hold "substantially all" of its and Sub's properties within the meaning of Section 368(a)(2)(E)(i) of the Code and the regulations promulgated thereunder;

        8. An opinion in form substantially the same as this opinion has been delivered to Target by its counsel, Paul, Hastings, Janofsky & Walker, and such opinion has not been withdrawn.


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        Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will be a "reorganization" as defined in Section 368(a) of the Code.

        This opinion letter addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code. This opinion letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any other transaction undertaken in connection with the Merger or in contemplation of the Merger). In particular, we express no opinion regarding (i) whether and the extent to which any Target shareholder who has provided or will provide services to Target, Corsair or Sub will have compensation income under any provision of the Code;
(ii) the effects of any such compensation income, including but not limited to the effect upon the basis and holding period of the Corsair stock received by any such shareholder in the Merger; (iii) the potential application of the "golden parachute" provisions (Sections 280G, 3121(v)(2) and 4999) of the Code, the alternative minimum tax provisions (Sections 55, 56 and 57) of the Code or Sections 108, 305, 306, 357, 424, and 708 of the Code, or the regulations promulgated thereunder; (iv) other than the fact that the merger will be a reorganization within the meaning of Code Section 368(a) and the consequences that follow directly and solely from such characterization, the corporate level tax consequences of the Merger to Corsair, Sub or Target, including without limitation the recognition of any gain and the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of Corsair, Sub or Target, after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof;
(v) the tax consequences to any person of the Escrow Agreement; (vi) the tax consequences of any transaction in which Target stock or a right to acquire Target stock was received; (vii) the tax consequences of the Merger to holders of options, warrants or other rights to acquire Target stock; and (viii) the tax consequences of the Merger (including the opinion set forth above) as applied to specific shareholders of Target or that may be relevant to particular classes of Target shareholders such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

        No opinion is expressed as to (i) any transaction other than the Merger as described in the Agreement (including without limitation any transaction in which the Target capital stock that was exchanged in the Merger was acquired by the exchanging shareholder) or (ii) any transaction whatsoever (including the Merger) if all the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof, or if any of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

        This opinion letter represents and is based upon our best judgment regarding the


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Corsair Communications, Inc.                                   ___________, 199_
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application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

        This opinion is given for the purpose of satisfying the condition set forth in Section 6.1(d) of the Agreement and is intended solely for your benefit; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We do hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any further amendments thereto. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

                                            Very truly yours,



                                            BROBECK, PHLEGER & HARRISON LLP